UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 28, 2009
MYLAN INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-9114	25-1211621
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (c) On May 28, 2009, Mylan Inc. (“Mylan” or the “Company”) announced that Jolene Varney had been named Executive Vice President and Chief Financial Officer of the Company. Varney, age 42, will join Mylan on June 8, 2009 (the “Commencement Date”).
     Prior to joining the Company, Ms. Varney served as senior vice president of corporate finance with Dr. Pepper Snapple Group (“DPSG”). Prior to DPSG, she spent 18 years at Kimberly-Clark Corporation in divisional and corporate finance roles, and, most recently, as the company’s global treasurer.
     A copy of the press release issued by the Company regarding Ms. Varney’s appointment is attached as Exhibit 99.1
     (e) On June 1, 2009, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) and a Transition and Succession Agreement (the “T&S Agreement”) with Ms. Varney, in each case effective as of the Commencement Date.
Employment Agreement
     The Employment Agreement has an initial term of two years (i.e., through June 8, 2011) and may be extended or renewed upon mutual agreement of the parties. Pursuant to the Employment Agreement, Ms. Varney is entitled to an annual base salary of $450,000 and will be eligible for a discretionary annual bonus equal to 100% of base salary. In addition, on the Commencement Date Ms. Varney will be granted stock options to purchase 50,000 shares of the Company’s common stock and 10,000 restricted stock units, both of which awards will vest ratably over three years, in each case provided that Ms. Varney remains employed by the Company on each applicable vesting date.
     In the event of Ms. Varney’s termination of employment without “cause”, for “good reason” (each as defined in the Employment Agreement), or by reason of death or disability, Ms. Varney will be entitled to receive, in addition to her accrued benefits, a lump sum equal to the sum of (a) her then-current annual base salary plus (b) an amount equal to the bonus that she would have been entitled to receive for the year in which termination occurs, pro rated based on the portion of the year she was employed by the Company. Amounts payable upon death or incapacity will be reduced by other disability or death benefits that Ms. Varney or her estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company. Ms, Varney will also be entitled to continuation of employee benefits for a period of 12 months following termination of employment with the Company. In addition, the options referred to above will vest in full upon Ms. Varney’s termination of employment without cause or for good reason. During the term of the Employment Agreement and for a period of one year following termination of employment for any reason, Ms. Varney may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.
T&S Agreement
     Ms. Varney’s T&S Agreement governs the terms of her employment commencing on the occurrence of a “change of control” (as defined in the T&S Agreement), and continues for the two year period following which a change of control occurs.
     The agreement provides that upon a termination without “cause” or for “good reason” or by reason of Ms. Varney’s death or disability (each as defined in the T&S Agreement), the Company shall pay to Ms. Varney a lump sum in cash equal to three times the sum of: (i) Ms. Varney’s then-current annual base salary, plus (ii) an amount equal to the highest bonus determined under the Employment Agreement or paid to Ms. Vamey under the T&S Agreement (in the case of Ms. Varney’s death or disability, reduced by any disability or death benefits that she or her estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company). Ms. Varney also will be entitled to continuation of employee benefits for a period of three years following termination of employment with the Company.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

99.1	Press Release of the Registrant dated May 28, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.
Date: June 3, 2009	By:	/s/ Robert J. Coury
Robert J. Coury
Chairman and CEO

EXHIBIT INDEX
99.1	Press Release of the Registrant dated May 28, 2009.